Exhibit 3.1

CERTIFICATE OF MERGER

OF

UMBRELLA ACQUISITION, INC.

WITH AND INTO

UNIVISION COMMUNICATIONS INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Univision Communications Inc., a Delaware corporation (“Univision”), in connection with the merger of Umbrella Acquisition, Inc., a Delaware corporation (“Umbrella”), with and into Univision (the “Merger”), hereby certifies as follows:

FIRST: The names and the states of incorporation of the constituent corporations (the “Constituent Corporations”) of the Merger are:

Name	State of Incorporation
Umbrella Acquisition, Inc.	Delaware
Univision Communications Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of June 26, 2006, by and among Umbrella Holdings, LLC (n/k/a Broadcasting Media Partners, Inc.), Umbrella and Univision (the “Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD: In accordance with the Agreement of Merger, Umbrella shall merge with and into Univision. Following the merger, Univision shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Umbrella shall cease. The name of the Surviving Corporation is Univision Communications Inc.

FOURTH: The Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended pursuant to the Merger to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: The executed Agreement of Merger is on file at the principal place of business of the Surviving Corporation located at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067.

SIXTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger shall be effective at 7:00 am (Eastern Time) on March 29, 2007.

IN WITNESS WHEREOF, UNIVISION COMMUNICATIONS INC. has caused this Certificate of Merger to be executed in its corporate name this 28 day of March, 2007.

UNIVISION COMMUNICATIONS INC.

By:	/s/ C. Douglas Kranwinkle
	Name:	C. Douglas Kranwinkle
	Title:	Authorized Officer

EXHIBIT A

See Attached.